Exhibit 99.1
[Kansas Gas Service Logo]	News

November 17, 2006	Media Contact: Al Walker
913-319-8702 (office) 816-392-9430 (cell)
Analyst Contact: Dan Harrison
918-588-7950

Kansas Corporation Commission Approves

ONEOK's Kansas Gas Service Rate Settlement

OVERLAND PARK, Kan. -- Nov. 17, 2006 -- Kansas Gas Service, a division of ONEOK, Inc. (NYSE: OKE), announced today that the Kansas Corporation Commission has approved a settlement that will increase the utility's annual revenue by $52.0 million and its annual operating income by approximately $44 to $47 million beginning in 2007. This action follows an Oct. 26, 2006, settlement agreement among all the parties. Kansas Gas Service originally filed for a $73.3 million rate increase on May 15, 2006.

New residential and commercial rates will go into effect for service rendered on and after Jan.1, 2007, with the average residential customer's bill increasing by approximately $5.83 per month.

As part of the negotiated settlement, Kansas Gas Service withdrew its request to implement a new two-tier rate design for residential and general service customers, and its application to create a new pension and employee benefit rider. The final order is subject to a 15-day appeal period that ends on Dec. 1, 2006.

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Kansas Gas Service provides clean, reliable natural gas to more than 642,000 customers in 341 communities in Kansas. It is a division of ONEOK, Inc. (NYSE: OKE), a diversified energy company. ONEOK is the general partner and owns 45.7 percent of ONEOK Partners, L.P. (NYSE: OKS), one of the largest publicly traded limited partnerships, which is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation's premier natural gas liquids (NGL) systems, connecting much of the natural gas and NGL supply in the Mid-Continent with key market centers. ONEOK is among the largest natural gas distributors in the United States, serving more than two million customers in Oklahoma, Kansas and Texas. Its energy services operation focuses primarily on marketing natural gas and related services throughout the U.S. ONEOK is a Fortune 500 company.

For more information, visit the Web sites at www.kansasgasservice.com or www.oneok.com.

Some of the statements contained and incorporated in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements relate to: anticipated financial performance; management's plans and objectives for future operations; business prospects; outcome of regulatory and legal proceedings; market conditions and other matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements in certain circumstances. KGS-R

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